Exhibit 99

*PRESS RELEASE*

Contact:

Kenneth R. Totten

Chairman, President and Chief Executive Officer

(732) 541-5445

URSB Bancorp, Inc. Announces Expected Closing Date of Initial Public Offering

Carteret, NJ; March 20, 2026 – URSB Bancorp, Inc. (the “Company”), the proposed holding company of United Roosevelt Savings Bank (the “Bank”), announced today that all final regulatory approvals have been received to complete its initial public offering in connection with the mutual-to-stock conversion of United Roosevelt, MHC (the “MHC”), the Bank’s mutual holding company. At a Special Meeting of Depositors held on February 26, 2026, the Bank’s depositors approved the MHC’s Plan of Conversion and the establishment and funding of a charitable foundation in connection with the conversion transaction.

The conversion transaction is expected to close on March 26, 2026. The Company’s common stock is expected to begin quotation the OTCQB Market on March 27, 2026 (trading symbol pending).

The Company intends to sell 2,314,375 shares of common stock, which includes 186,750 shares to be sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $23.1 million based on the offering price of $10.00 per share. The Company also intends to contribute 20,000 shares of common stock to URSB Charitable Foundation, Inc., to be established and funded in connection with the conversion transaction. The Company expects to have 2,334,375 shares of common stock issued and outstanding upon closing of the transaction.

As previously reported, the Company conducted a Subscription Offering, which was oversubscribed in the third priority category by the Bank’s supplemental eligible account holders as of the close of business on December 31, 2025. Valid subscription orders for more than the $23,143,750 adjusted maximum of the offering range were received. As a result of the oversubscription, the subscription orders are subject to the priorities and allocation procedures disclosed in the Company’s Prospectus dated January 9, 2026. Subscribers wishing to confirm their subscription orders may do so by calling the Stock Information Center at 1-(866) 344-7952 (toll-free). The Stock Information Center is open between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except on bank holidays.

Pacific Stock Transfer Company, the Company’s transfer agent, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the Subscription Offering, and refund and interest checks, on or about March 27, 2026.

Luse Gorman, PC is acting as legal counsel to the Company, the MHC and the Bank. Janney Montgomery Scott LLC acted as the Company’s marketing agent in the Subscription Offering, and Stevens & Lee is acting as its legal counsel.

Legal Disclosures

The shares of common stock of URSB Bancorp, Inc. are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements Disclosures

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.